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                                                 PACIFICORP                                  EXHIBIT (12)(b)
                                     STATEMENTS OF COMPUTATION OF RATIO
                     OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                          (IN MILLIONS OF DOLLARS)

                                                                                                Six Months
                                                       YEAR ENDED DECEMBER 31,                     Ended
                                           _______________________________________________
                                           1990       1991      1992       1993      1994      June 30, 1995
                                           ____       ____      ____       ____      ____      _____________

Fixed Charges, as defined:*
  Interest expense.....................  $  431.2   $  428.0  $  409.7   $  377.8  $  336.8       $199.0
  Estimated interest portion
    of rentals charged to expense......      23.3       20.4      17.1       20.1      19.5         10.6
  Preferred dividend requirement
    of majority-owned subsidiary.......       4.2          -         -          -         -            -
                                          _______    _______   _______    _______   _______        _____

          Total fixed charges..........     458.7      448.4     426.8      397.9     356.3        209.6

  Preferred Stock Dividends,
    as defined:*.......................      31.7       37.4      59.9       56.8      60.8         29.4
                                          _______    _______   _______    _______   _______        _____

          Total fixed charges and
            preferred dividends........  $  490.4   $  485.8  $  486.7   $  454.7  $  417.1       $239.0
                                          _______    _______   _______    _______   _______        _____
                                          _______    _______   _______    _______   _______        _____

Earnings, as defined:*
  Net income from continuing
    operations.........................  $  413.4   $  446.8  $  150.2   $  422.7  $  468.0       $208.3
  Add (deduct):
    Provision for income taxes.........     179.1      176.7      90.8      187.4     249.8         93.0
    Minority interest..................      18.1       14.1       8.4       11.3      13.3          6.1
    Undistributed income of less than
      50% owned affiliates.............         -       (1.8)     (5.7)     (16.2)    (14.7)        (6.9)
    Fixed charges as above.............     458.7      448.4     426.8      397.9     356.3        209.6
                                          _______    _______   _______    _______   _______        _____

          Total earnings...............  $1,069.3   $1,084.2  $  670.5   $1,003.1  $1,072.7       $510.1
                                          _______    _______   _______    _______   _______        _____
                                          _______    _______   _______    _______   _______        _____

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends......................      2.2x       2.2x      1.4x       2.2x      2.6x         2.1x
                                             ____       ____      ____       ____      ____         ____
                                             ____       ____      ____       ____      ____         ____

_______________
*"Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries.  "Preferred Stock Dividends"
represent preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.  "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

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